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                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Crop Growers Corporation:

We consent to incorporation by reference in the registration statement (No. 33-85880) on Form S-8 of Crop Growers Corporation of our report dated March 28, 1997, relating to the consolidated balance sheets of Crop Growers Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the December 31, 1996, annual report on Form 10-K of Crop Growers Corporation.

                                         KPMG Peat Marwick LLP

Kansas City, Missouri
March 31, 1997